Exhibit 99.2
Q2 FY 2008 Trends Higher occupancy expense at Carl’s Jr. versus prior year CPI-based rent increases at beginning of year Oklahoma market was sold last year and had a higher percentage of owned properties than the system as a whole Higher depreciation expense related to installation of new Point Of Sale software system Investment necessary for current business and future growth plans Potential to reduce restaurant operating costs over time Higher food costs versus prior year Increased prices for beef, pork, soft drink syrups and other commodities Both Carl’s Jr. and Hardee’s are impacted with greater impact being experienced at Hardee’s Labor costs expected to remain in line with, or slightly above, prior year despite minimum wage increases $2 million in previously unrecognized royalties from past due Hardee’s franchisees recovered in prior year quarter not anticipated to recur this year